Exhibit 10.2

January 24, 2013

BY HAND

Mr. Michael Olaf Thamm

c/o Costa Crociere S.p.A.

Dear Mr. Thamm,

Further to our recent discussions we are pleased to submit the following addendum to your Employment Contract with Costa Crociere S.p.A. (the “Contract”), pursuant to paragraph 3 of the Contract, which is therefore intended to be amended accordingly.

* * *

Subject to confirmation by the Board of Directors of the Company your compensation plan effective Fiscal Year 2013 (“FY 2013”) shall be as follows.

Fixed salary

Effective December 1, 2013 your annual fixed salary shall be equal to Euro 700,000.00 gross, to be paid in 13 monthly installments, as per the CLA (as defined in the Contract).

The amount of your annual fixed salary in excess of the minimum established by the CLA shall be considered an advance payment of any future increase in the minimum salary, including the “scatti di anzianità” (seniority increases), provided for by the CLA as subsequently amended, and shall therefore absorb and include such increases, except for those increases expressly declared as “non assorbibili”.

Variable salary

In FY 2013 you will participate in the Costa Crociere CEO Management Incentive Plan, under the terms and conditions specified in Annex A hereto which forms an integral part of this addendum.

Effective Fiscal Year 2014 your variable salary shall be reviewed according to points 5. B. and C. of the attached Costa Crociere CEO Management Incentive Plan.

Restricted Stock Units

Subject to the Carnival Compensation Committee approval, with reference to FY 2013 you shall be eligible for the equivalent of Euro 650,000.00 Restricted Stock Units (“RSU”) of Carnival Corporation & Plc, under the terms and conditions of the applicable RSU plan.

Performance Based Shares

Subject to the Carnival Compensation Committee approval, with reference to FY 2013 you shall also be eligible for the equivalent of Euro 350,000.00 Performance Based Shares of Carnival Corporation & Plc, under the terms and conditions of the applicable plan.

Stock plans

Your rights under the Carnival Plc stock plans currently in force shall continue to be regulated by the respective plans and regulations, to which reference is hereby expressly made.

Housing allowance

The Company shall continue to pay up to Euro 150,000.00 annual housing allowance for your accommodation in Genoa or nearby, according to paragraph 4.2 of the Contract.

* * *

It is understood that by payment of the fixed salary and, if payable, the variable salary, as above regulated, any and all services performed or to be performed by you under the Contract, including as Managing Director and CEO of the Company and - if so requested – as director of other companies of the Costa Group, shall be deemed to have been fully remunerated.

To the extent they are not amended and superseded by the above provisions, the terms and conditions of the Contract shall remain unchanged.

On this occasion, we also inform you that in early 2013 you shall be awarded the equivalent of Euro 335,720 Restricted Stock Units, as per paragraph 2.7 of the Contract.

Would you please execute this addendum for express approval of the above.

Kind regards,

Costa Crociere S.p.A.
For receipt and approval:

/s/ Michael Olaf Thamm	/s/ Howard S. Frank
Michael Olaf Thamm	Howard S. Frank

Encl: Annex A “Costa Crociere CEO Management Incentive Plan”

ANNEX A TO THE ADDENDUM TO MICHAEL THAMM’S EMPLOYMENT AGREEMENT

COSTA CROCIERE CEO MANAGEMENT INCENTIVE PLAN

1.	OBJECTIVE

This Costa Crociere CEO Management Incentive Plan (the “Plan”) is designed to focus the attention of the Costa Crociere S.p.A. (“Costa”) Chief Executive Officer (the “Costa CEO”) on achieving outstanding performance results as reflected in the operating income of one or any combination of the following entities or business divisions: (1) Costa Cruises, (2) Costa Asia, (3) Iberocruceros, (4) AIDA Cruises, and/or (5) any other operating company under the management of the Costa CEO (the entities or business divisions identified in (1), (2), (3), (4) and (5) shall be collectively referred to as the “Group” and each of such entities or business divisions shall be individually referred to as a “Member”) and the operating income of Carnival Corporation & plc (the “Corporation”), as well as other relevant measures. It is intended that the bonuses paid to the Costa CEO under this Plan will be generally based 75% on the Group Operating Income (defined below) meeting the Group Operating Income Target (defined below) and 25% on achieving the Corporation Operating Income Target (defined below).

2.	PLAN ADMINISTRATION

The administrators of the Plan shall be the Compensation Committees of the Boards of Directors of the Corporation (the “Compensation Committees” or the “Administrators”). The Compensation Committees shall have sole discretion in resolving any questions regarding the administration or terms of the Plan not addressed in this document, as well as in resolving any ambiguities that may exist in this document.

3.	PLAN YEAR

The “Plan Year” shall be the 12-month period ending November 30 of each year.

4.	PARTICIPATION

The Costa CEO shall be eligible to participate in the Plan. In order to receive a cash bonus under the Plan, the Employment Contract between Costa and Costa CEO, as amended from time to time (the “Contract”) shall have to remain in force, without any notice of termination, until the completion of the applicable Plan Year.

5.	BONUS

A.	For purposes of this Plan, the terms below shall be defined as follows:

i.	The “Group Operating Income” shall mean the net income of the Group before interest income and expense and other non-operating income and expense and income taxes, as reported by the Group for the Plan Year.

ii.	The “Group Operating Income Target” for the 2013 Plan Year will be equal to the 2013 approved Plan Group operating income. For subsequent Plan Years, it will be equal to the actual Group Operating Income for the prior Plan Year adjusted for any change in capacity as follows:

Group Operating Income Target = Prior Plan Year’s actual Group Operating Income per berth day multiplied by the current Plan Year’s planned available lower berth days (“ALBDs”).

iii.	The “Corporation Operating Income” shall mean the operating income of the Corporation as reported by the Corporation in its full year earnings report issued following each Plan Year, including realized gains and losses recognized on the Corporation’s fuel derivatives. Operating Income does not include interest income and expense, other non-operating income and expense, unrealized gains or losses on the Corporation’s fuel derivatives and income taxes.

iv.	The “Corporation Operating Income Target” for the Plan Year will be equal to the projected Operating Income for the Plan Year that corresponds to the midpoint of the diluted earnings per share guidance publicly announced during the first month of the Plan Year by the Corporation.

The Compensation Committees may, in their discretion, increase or decrease the Group Operating Income Target and/or the Corporation Operating Income Target or establish an alternative target for any reason they deem appropriate. In addition, in the discretion of the Compensation Committees, certain items, including, but not limited to, gains or losses on ship sales can be excluded from the Group and/or Corporation Operating Income Targets and the actual Group and/or Corporation Operating Income for any Plan Year.

B.	The Committees have approved the initial Target Bonus for Costa CEO to be € 900,000.00 gross. In subsequent Plan Years, within 75 days following the commencement of each Plan Year, the Target Bonus shall be calculated by multiplying the Target Bonus for the prior Plan Year by a percentage equal to 100 plus the percentage change in the Operating Income Target for the new Plan Year (adjusted to eliminate 75% of the fuel price change, up or down, from the prices assumed in the new Plan Year’s Operating Income Target) as compared to the Operating Income Target of the prior Plan Year. The Committees may, in its discretion, increase or decrease the Target Bonus for any reason they deem appropriate. The “Target Bonus” is the anticipated level of bonus for a participant if 100% of Operating Income Target is achieved, prior to the Committees exercising discretion to increase or decrease the bonus payable to a participant as provided in 5.C.ii.

C.	Within 75 days following the end of each Plan Year, the Administrators shall determine the Costa CEO’s bonus for the prior Plan Year as follows:

i.	The actual Group Operating Income, adjusted to reflect the impact of constant (prior year) fuel prices on fuel expense, and the actual Corporation Operating Income for the Plan Year will be confirmed, and the Administrators shall determine the Costa CEO’s preliminary bonus amount by reference to the schedule appended to this Plan (the “Bonus Schedule”), which calibrates the weighted Group Operating Income Target (75%) and the Corporation Operating Income Target (25%) for the Plan Year with the Target Bonus for the Costa CEO. The performance range in the Bonus Schedule is from 75% to 120% of the Operating Income Targets with results at 75% or less producing a preliminary bonus amount equal to 50% of the Target Bonus and at 120% or more producing a preliminary bonus amount equal to 150% of the Target Bonus. Results from 75% to 120% of the Operating Income Targets will be calculated using interpolation.

ii.	The Administrators may then consider other factors deemed, in their discretion, relevant to the performance of the Group and Carnival Corporation & plc, including, but not limited to, the impacts of changes in accounting principles, unusual gains and/or losses and other events outside the control of management. The Administrators may also consider other factors they deem, in their discretion, relevant to the performance of the Group or Costa’s CEO, including, but not limited to, operating performance metrics (such as return on investment, revenue yield, costs per ALBD), successful implementation of strategic initiatives and business transactions, significant business contracts, departmental accomplishments, executive recruitment, new ship orders, and management of health, environment, safety and security matters. Based on such factors, the Administrators may, in their discretion, increase or decrease the preliminary bonus amount calculated pursuant to Section 5.C.i. by any amount deemed appropriate to determine the final bonus amount. The final bonus amount shall not exceed 200% of the Target Bonus of Costa CEO.

In addition, the Administrators may adjust the Costa CEO’s bonus amount for any unpaid leave of absence regardless of the nature of the leave.

6.	PAYMENT OF BONUS

Except as otherwise provided in the section entitled “Participation,” bonuses shall be paid as soon as administratively practicable following determination of the bonuses by the Administrators. At the discretion of the Administrators, special arrangements may be made for earlier payment.

Notwithstanding any other provision of this Plan, the issuance of bonuses is at the sole discretion of the Administrators. The Administrators at their sole discretion, may increase, decrease or withhold bonuses.

7.	DURATION OF PLAN

The Plan will be effective until terminated by the Compensation Committees.

8.	AMENDMENT OF PLAN

The Compensation Committees may amend the Plan from time to time in such respects as the Compensation Committees may deem advisable.

BONUS SCHEDULE

Percent of Target Operating Income Achieved	Bonus Funding	Group Weighted Bonus Funding (75%)	Corporation Weighted Bonus Funding (25%)
Under 75%	50.0%	37.50%	12.50%
75%	50.0%	37.50%	12.50%
76%	52.0%	39.00%	13.00%
77%	54.0%	40.50%	13.50%
78%	56.0%	42.00%	14.00%
79%	58.0%	43.50%	14.50%
80%	60.0%	45.00%	15.00%
81%	62.0%	46.50%	15.50%
82%	64.0%	48.00%	16.00%
83%	66.0%	49.50%	16.50%
84%	68.0%	51.00%	17.00%
85%	70.0%	52.50%	17.50%
86%	72.0%	54.00%	18.00%
87%	74.0%	55.50%	18.50%
88%	76.0%	57.00%	19.00%
89%	78.0%	58.50%	19.50%
90%	80.0%	60.00%	20.00%
91%	82.0%	61.50%	20.50%
92%	84.0%	63.00%	21.00%
93%	86.0%	64.50%	21.50%
94%	88.0%	66.00%	22.00%
95%	90.0%	67.50%	22.50%
96%	92.0%	69.00%	23.00%
97%	94.0%	70.50%	23.50%
98%	96.0%	72.00%	24.00%
99%	98.0%	73.50%	24.50%
100%	100.0%	75.00%	25.00%
101%	102.5%	76.88%	25.63%
102%	105.0%	78.75%	26.25%
103%	107.5%	80.63%	26.88%
104%	110.0%	82.50%	27.50%
105%	112.5%	84.38%	28.13%
106%	115.0%	86.25%	28.75%
107%	117.5%	88.13%	29.38%
108%	120.0%	90.00%	30.00%
109%	122.5%	91.88%	30.63%
110%	125.0%	93.75%	31.25%
111%	127.5%	95.63%	31.88%
112%	130.0%	97.50%	32.50%
113%	132.5%	99.38%	33.13%
114%	135.0%	101.25%	33.75%

115%	137.5%	103.13%	34.38%
116%	140.0%	105.00%	35.00%
117%	142.5%	106.88%	35.63%
118%	145.0%	108.75%	36.25%
119%	147.5%	110.63%	36.88%
120%	150.0%	112.50%	37.50%
Over 120%	150.0%	112.50%	37.50%